Exhibit 10.25

Private & Confidential

Barbara Messing

Email:

October 28, 2021

Dear Barbara:

On behalf of Vacasa, Inc. (the "Company"), I am extremely pleased to invite you to join the Company's Board of Directors (the "Board") as an independent Board member and member of the Board’s Compensation Committee, subject to formal board approval and the closing of the Company’s anticipated deSPAC transaction (the “deSPAC”) following your acceptance of this offer. The Company is a Delaware corporation and, therefore, your rights and duties as a Board member will be governed by Delaware law and the Company's amended charter and bylaws (“Governance Documents”), as well as by the policies established by our Board from time to time.

As compensation for your Board and committee service, you will be eligible for the following annual cash retainers:

Independent Board Member:	$50,000
Compensation Committee Member:	$10,000

As additional compensation for your service and subject to the approval of the Board, following the Company’s closing of the deSPAC, the Company will recommend to the Board that it grant you an award (the "Award") of restricted stock units in respect of the Company’s common stock with a value equal to $320,000, as determined by the Company’s board of directors, and based on an assumed Vacasa Holdings LLC pre-money equity value of $4.0 billion.

The Award shall be scheduled to vest over a three (3) year term with one third (1/3) of the Units subject to the Award vesting on each anniversary following the date you begin service on the Board (the “Start Date”) and shall be subject to your continued service to Company through the relevant vesting dates. The Award shall be subject to the terms and conditions of the Company's equity incentive plan and the standard form of award agreement (the "Award Agreement"). In addition, subject to your continued service on the Board, you will be eligible for annual refresh grants as to be set by the Compensation Committee of the Board.

You also shall be eligible to receive reimbursement by the Company for reasonable expenses incurred by you in connection with your Board service, subject to the Company's expense reimbursement policies, as may be in effect and may be amended at any time and from time to time, as well as subject to applicable laws. You should be aware that your compensation for service as a Board member is subject to such future changes and modifications as the Board, or its appropriate committees, may deem necessary or appropriate.

Should you decide to join the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its Board members and officers (the "Indemnification Agreement") and you will be covered under the company's D&O insurance policy to the same extent as the other members of the Board, as such policy may be in effect and amended at any time and from time to time.

By accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a member of the Board of the Company, and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. In addition, by accepting this offer, you agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. Nothing in this offer or Award Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company's members to remove any individual from the Board at any time in accordance with the Company's Governance Documents and the provisions of applicable law.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as promptly as practicable. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Please let me know if you need any additional information. We look forward to you joining our Board.

(Signature page follows)

Very truly yours,

Vacasa, Inc.

/s/ Matt Roberts
Name:	Matt Roberts
Title:	Chief Executive Officer & Director

Date:	04-Nov-2021

AGREED AND ACCEPTED

BARBARA MESSING

/s/ Barbara Messing
Signature

Date:	04-Nov-2021

[Signature Page to Board Offer Letter]